Exhibit 10(c)

May 31, 2018

Kate Ramundo
1 Sussex Avenue
Bronxville, NY 10708

Dear Kate:

I am pleased to confirm that you were issued 55,530 restricted stock units (RSUs) as a special retention award valued at $1,000,095 on the grant date of May 16, 2018 (based on the Arconic closing stock price of $18.01 on that date). The award will vest in full on December 31, 2019, subject to your continued employment through that date. This award is a demonstration of our continuing commitment to you. The enclosed Fact Sheet outlines the terms and conditions of the grant.

Furthermore, per our discussion, if you decide not to relocate to Virginia, your termination (other than termination for cause) or your voluntary resignation will be considered a Severance Event under the Arconic Executive Severance Plan, for which you will be entitled to receive severance payments and benefits thereunder, provided that your last day with Arconic is not earlier than September 30, 2018 and not later than June 30, 2020.

We look forward to your continued contributions toward our success.

Sincerely,

/s/ Chip Blankenship

Chip Blankenship